Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Reports Fourth Quarter and Year End Financial Results

Book Value Per Diluted Share Increased to $34.21, an 11% Increase Year Over Year

HAMILTON, Bermuda, March 6, 2013 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported a net loss of $0.6 million, or $(0.06) per diluted share, for the 2012 fourth quarter, compared to net loss of $6.9 million, or ($0.67) per diluted share, for the same period in 2011. Net earnings for the year ended December 31, 2012, were $11.8 million, or $1.14 per diluted share compared to $10.8 million, or $1.01 per diluted share, for the year ended 2011.

Financial highlights for the quarter included1:

•	Gross written premiums increased 15.7% to $78.8 million

•	Total revenues increased 16.2% to $79.6 million

•	Net earned premiums increased 11.6% to $67.3 million

•	The combined ratio was 116.6% compared to 124.0%

•	The net operating loss was $3.7 million compared to a net operating loss of $6.6 million

Financial highlights for the year included1:

•	Gross written premiums increased 6.9% to $319.2 million

•	Total revenues increased 6.7% to $297.1 million

•	Net earned premiums increased 9.0% to $253.9 million

•	The combined ratio was 108.1% compared to 111.8%

•	Book value increased 11% to $34.21 per diluted share

•	Net operating earnings were $4.6 million compared to $0

[1]	All comparisons are with the same period of 2011 unless stated otherwise.

Fourth Quarter Results

E&S gross written premiums totaled $47.7 million compared to $35.8 million, ART gross written premiums were $16.8 million compared to $19.1 million, and Reinsurance gross written premiums were $14.3 million compared to $13.2 million.

The increase in total revenue to $79.6 million was driven by increases in net earned premiums of $7.0 million and net realized gains of $4.3 million. Approximately $4.3 million of the increase in net earned premiums is due to adjustments in the E&S division attributable to ceded reinsurance contracts containing adjustable provisions and the property catastrophe treaty in the Reinsurance division.

The combined ratio for the quarter ended December 31, 2012 was 116.6%, composed of a loss ratio of 79.2% and an expense ratio of 37.4%. The loss ratio includes losses from Super Storm Sandy of $5.9 million (8.7 points) and prior year net loss reserve strengthening of $9.0 million (13.4 points). The prior year reserve strengthening is composed of $8.1 million in the Reinsurance division and $2.9 million in the ART division, partially offset by $2.0 million of favorable prior year loss reserve development in the E&S and run-off divisions. Reinsurance prior year net loss reserve strengthening stemmed from four casualty contracts that were non-renewed in prior years. The reserve strengthening in the ART division was primarily attributable to two casualty programs.

The combined ratio for the quarter ended December 31, 2011 was 124.0%, composed of a loss ratio of 85.1% and an expense ratio of 38.9%. The loss ratio includes loss reserve strengthening of $16.4 million (27.2 points) in the ART and Reinsurance divisions, net of $12.2 million (20.2 points) of favorable development in the E&S division.

Year End Results

E&S gross written premiums were $185.9 million compared to $155.5 million, ART gross written premiums were $75.6 million compared to $83.8 million, and Reinsurance gross written premiums were $57.7 million compared to $59.2 million.

The increase in total revenue to $297.1 million was due to increases in net earned premiums of $21.0 million partially offset by a decrease in investment income and net realized gains of $1.1 million and $1.3 million, respectively.

The combined ratio of 108.1% for the year ended December 31, 2012 was composed of a loss ratio of 67.6% and an expense ratio of 40.5%. The 67.6% loss ratio includes prior year loss reserve strengthening of $9.0 million (3.5 points), and $11.4 million (4.5 points) of property catastrophe losses.

The combined ratio of 111.8% for the year ended December 31, 2011 was composed of a loss ratio of 72.7% and an expense ratio of 39.1%. The loss ratio includes $20.2 million (8.7 points) of loss reserve strengthening and $13.5 million (5.8 points) of property catastrophe losses.

The investment portfolio increased 5.8% to $930.6 million. The book yield at December 31, 2012, was 3.8% and the duration was approximately four years.

During 2012, the Company repurchased a total of 779,034 shares of outstanding Company stock at an average cost per share of $17.70. There were 83,998 shares remaining for repurchase at February 28, 2013 under the current repurchase authorization.

Commenting on the results, Stephen R. Crim, Chief Executive Officer, said: “2012 financial results were disappointing for ASI, driven by a combination of catastrophe losses and reserve strengthening in business that has been non-renewed. We are confident that the steps we have taken to leverage strategic investments in our excess and surplus lines product platform, shift the profile of our reinsurance business, and to de-emphasize specialty programs will produce improved underwriting results going forward.”

Conference Call

A conference call to discuss fourth quarter and year end 2012 results is scheduled for Thursday, March 7, 2013, at 9:00 a.m. (Eastern Standard Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.bm. Participants inside the U.S. can access the call by dialing (877) 407-8035. Callers dialing from outside the U.S. can access the call by dialing (201) 689-8035. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call.

This press release contains forward-looking statements and non-GAAP financial measures. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd., and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc., and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Insurance Holdings, Ltd.
Investor Relations	Investor Relations
Stephen R. Crim	Mark W. Haushill
scrim@amsafety.bm	mark.haushill@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited) (dollars in thousands)

	Three months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
INCOME STATEMENT DATA:
Revenues:
Direct earned premiums	$65,140	$60,473	$249,810	$241,428
Assumed earned premiums	16,544	13,625	60,756	51,047
Ceded earned premiums	(14,342)	(13,730)	(56,700)	(59,596)

Net earned premiums	67,342	60,368	253,866	232,879
Net investment income	7,621	7,656	30,198	31,338
Net realized gains (losses)	3,961	(345)	9,693	10,966
Fee income	680	815	3,316	3,309
Other income	12	12	49	47

Total revenues	79,616	68,506	297,122	278,539

Expenses:
Losses and loss adjustment expenses	53,309	51,370	171,698	169,367
Acquisition expenses	13,527	13,396	58,579	52,080
Other underwriting expenses	12,372	10,920	47,531	42,230
Interest expense	322	329	1,521	1,444
Corporate and other expenses	825	553	3,844	2,688

Total expenses	80,355	76,568	283,173	267,809

Earnings (loss) before income taxes	(738)	(8,062)	13,949	10,730
Income tax (benefit) expense	(1,381)	(3,981)	841	(3,394)

Net earnings (loss)	643	(4,081)	13,108	14,124
Less: Net earnings attributable to the non-controlling interest	1,233	2,828	1,269	3,282

Net earnings (loss) attributable to ASIH, Ltd.	$(590)	$(6,909)	$11,839	$10,842

Net earnings (loss) per share:
Basic	$(0.06)	$(0.67)	$1.18	$1.04

Diluted	$(0.06)	$(0.67)	$1.14	$1.01

Weighted average number of shares outstanding:
Basic	9,704,205	10,324,884	10,073,304	10,393,766

Diluted	10,023,632	10,703,156	10,382,887	10,739,174

Loss ratio	79.2%	85.1%	67.6%	72.7%
Expense ratio	37.4%	38.9%	40.5%	39.1%

Combined ratio	116.6%	124.0%	108.1%	111.8%

Net operating earnings:
Net earnings (loss) attributable to ASIH, Ltd.	$(590)	$(6,909)	$11,839	$10,842
Less: Realized investment gains (losses), net of taxes	3,137	(350)	7,263	10,849

Net operating earnings (loss)	$(3,727)	$(6,559)	$4,576	$(7)

	December 31, 2012	December 31, 2011
	(unaudited)
BALANCE SHEET DATA:
Total investments	$930,648	$883,099
Total assets	1,373,131	1,286,532
Unpaid losses and loss adjustment expenses	725,244	680,201
Total liabilities	1,028,083	951,852
Total shareholders’ equity(1)	345,048	334,680
Book value per share-diluted	$34.21	$30.80

(1)	Includes American Safety Risk Retention Group shareholders’ equity of $7,742 and $6,592

American Safety Insurance Holdings, Ltd. and Subsidiaries

Segment Data

(Unaudited) (Dollars in thousands)

	Three Months Ended December 31, 2012
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$47,697	$16,768	$14,320	$—	$78,785
Net written premiums	38,825	9,863	14,321	—	63,009
Net earned premiums	38,064	13,670	15,608	—	67,342
Fee & other income	(156)	814	17	17	692
Losses & loss adjustment expenses(3)	22,353	15,111	16,076	(231)	53,309
Acquisition & other underwriting expenses	15,400	4,975	4,601	923	25,899

Underwriting profit (loss)	155	(5,602)	(5,052)	(675)	(11,174)
Net investment income	4,253	1,366	1,888	114	7,621

Pre-tax operating income (loss)	4,408	(4,236)	(3,164)	(561)	(3,553)
Net realized gains	—	—	—	—	3,961
Interest and corporate expenses(4)	—	—	—	—	1,147

Loss before income taxes	—	—	—	—	(738)
Income tax benefit	—	—	—	—	(1,381)

Net earnings	—	—	—	—	643
Less: Net earnings attributable to the non-controlling interest	—	—	—	—	1,233

Net loss attributable to ASIH, Ltd.	—	—	—	—	(590)

Loss ratio	58.7%	110.5%	103.0%	NM	79.2%
Expense ratio	40.9%	30.4%	29.4%	NM	37.4%

Combined ratio(2)	99.6%	140.9%	132.4%	(1)NM	116.6%

	Three Months Ended December 31, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$35,828	$19,067	$13,180	$—	$68,075
Net written premiums	29,471	11,243	13,258	—	53,972
Net earned premiums	31,394	15,144	13,830	—	60,368
Fee & other income	4	767	—	56	827
Losses & loss adjustment expenses(3)	5,875	26,820	16,675	2,000	51,370
Acquisition & other underwriting expenses	13,543	6,560	3,180	1,033	24,316

Underwriting profit (loss)	11,980	(17,469)	(6,025)	(2,977)	(14,491)
Net investment income	3,396	2,143	1,830	287	7,656

Pre-tax operating income (loss)	15,376	(15,326)	(4,195)	(2,690)	(6,835)
Net realized losses	—	—	—	—	(345)
Interest and corporate expenses(4)	—	—	—	—	882

Loss before income taxes	—	—	—	—	(8,062)
Income tax benefit	—	—	—	—	(3,981)

Net loss	—	—	—	—	(4,081)
Less: Net earnings attributable to the non-controlling interest	—	—	—	—	2,828

Net loss attributable to ASIH, Ltd.	—	—	—	—	(6,909)

Loss ratio	18.7%	177.1%	120.6%	NM	85.1%
Expense ratio	43.1%	38.3%	23.0%	NM	38.9%

Combined ratio(2)	61.8%	215.4%	143.6%	(1)NM	124.0%

(1)	NM = Ratio is not meaningful
(2)	The U.S. GAAP combined ratio is a measure of underwriting performance and represents the relationship of losses and loss adjustment expenses, acquisition and other underwriting expenses net of fee income to earned premiums.
(3)	Reclassifications between divisions and segments were made to allocate indirect corporate overhead costs.
(4)	Excise taxes have been classified as corporate expenses resulting in a reclassification of expenses for prior year.

American Safety Insurance Holdings, Ltd. and Subsidiaries

Segment Data

(Unaudited) (Dollars in thousands)

	Twelve Months Ended December 31, 2012
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$185,948	$75,590	$57,706	$—	$319,244
Net written premiums	148,297	49,357	57,706	—	255,360
Net earned premiums	138,464	56,466	58,936	—	253,866
Fee & other income	138	3,131	17	79	3,365
Losses & loss adjustment expenses	82,470	47,396	42,063	(231)	171,698
Acquisition & other underwriting expenses(3)	61,269	23,508	17,705	3,628	106,110

Underwriting loss	(5,137)	(11,307)	(815)	(3,318)	(20,577)
Net investment income	17,615	5,173	6,849	561	30,198

Pre-tax operating income (loss)	12,478	(6,134)	6,034	(2,757)	9,621
Net realized gains	—	—	—	—	9,693
Interest and corporate expenses(4)	—	—	—	—	5,365

Earnings before income taxes	—	—	—	—	13,949
Income tax expense	—	—	—	—	841

Net earnings	—	—	—	—	13,108
Less: Net earnings attributable to the non-controlling interest	—	—	—	—	1,269

Net earnings attributable to ASIH, Ltd.	—	—	—	—	11,839

Loss ratio	59.6%	83.9%	71.4%	NM	67.6%
Expense ratio	44.1%	36.1%	30.0%	NM	40.5%

Combined ratio(2)	103.7%	120.0%	101.4%	(1)NM	108.1%

	Twelve Months Ended December 31, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$155,534	$83,820	$59,192	$(1)	$298,545
Net written premiums	125,107	57,329	58,183	(1)	240,618
Net earned premiums	119,225	60,667	52,988	(1)	232,879
Fee & other income	(4)	3,203	—	157	3,356
Losses & loss adjustment expenses	60,532	57,130	49,705	2,000	169,367
Acquisition & other underwriting expenses(3)	50,956	24,988	14,785	3,581	94,310

Underwriting profit (loss)	7,733	(18,248)	(11,502)	(5,425)	(27,442)
Net investment income	18,572	5,681	6,358	727	31,338

Pre-tax operating income (loss)	26,305	(12,567)	(5,144)	(4,698)	3,896
Net realized gains	—	—	—	—	10,966
Interest and corporate expenses(4)	—	—	—	—	4,132

Earnings before income taxes	—	—	—	—	10,730
Income tax benefit	—	—	—	—	(3,394)

Net earnings	—	—	—	—	14,124
Less: Net earnings attributable to the non-controlling interest	—	—	—	—	3,282

Net earnings attributable to ASIH, Ltd.	—	—	—	—	10,842

Loss ratio	50.8%	94.2%	93.8%	NM	72.7%
Expense ratio	42.7%	35.9%	27.9%	NM	39.1%

Combined ratio(2)	93.5%	130.1%	121.7%	(1)NM	111.8%

(1)	NM = Ratio is not meaningful
(2)	The U.S. GAAP combined ratio is a measure of underwriting performance and represents the relationship of losses and loss adjustment expenses, acquisition and other underwriting expenses net of fee income to earned premiums.
(3)	Reclassifications between divisions and segments were made to allocate indirect corporate overhead costs.
(4)	Excise taxes have been classified as corporate expenses resulting in a reclassification of expenses for prior year.